UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

REGIS CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	41-0749934
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

7201 Metro Boulevard, Edina, Minnesota	55439
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Rights to Purchase Common Stock, Par Value $.05 per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:                       (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:               None

Item 1.  Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is hereby amended by adding the following at the end thereof.

On January 10, 2006, the Company and the Rights Agent executed the Amendment No. 1 to the Rights Agreement, dated as of January 10, 2006 (the “Rights Agreement Amendment”), between the Company and the Rights Agent.  All capitalized terms used and not defined herein have the meanings ascribed to them in the Rights Agreement, as amended by the Rights Agreement Amendment.

The Rights Agreement Amendment amends the Rights Agreement to generally provide that (i) none of the execution and delivery of the Merger Agreement and the Transaction Agreements and the consummation of the Merger, the Subsequent Merger and the other transactions contemplated by the Merger Agreement and the Transaction Agreements will cause Alberto-Culver Company, a Delaware corporation (“Alberto-Culver”), Sally Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Alberto-Culver (“Spinco”), or any of their respective Affiliates or Associates to be, become or be deemed an Acquiring Person; (ii) none of the execution and delivery of the Merger Agreement and the Transaction Agreements and the consummation of the Merger, the Subsequent Merger and the other transactions contemplated by the Merger Agreement and the Transaction Agreements will cause a Share Acquisition Date to occur; and (iii) none of the execution and delivery of the Merger Agreement and the Transaction Agreements and the consummation of the Merger, the Subsequent Merger and the other transactions contemplated by the Merger Agreement and the Transaction Agreements or the public announcement of any of the foregoing will cause a Distribution Date to occur.

The Rights Agreement Amendment is filed as Exhibit 4.1 to this Form 8-A/A.  The foregoing summary description of the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to Exhibit 4.1 hereto, which is incorporated herein by reference.

Item 2.  Exhibits.

Item 2 of the Form 8-A is hereby amended by adding the following immediately after the reference to Exhibit 4 therein.

4.1           Amendment No. 1, dated as of January 10, 2006, to Rights Agreement, dated December 23, 1996, between Regis Corporation and Wells Fargo Bank, N.A., as successor to Norwest Bank Minnesota, N.A.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: January 12, 2006

REGIS CORPORATION

	By:	/s/ Eric Bakken

	Name:	Eric Bakken

	Title:	Secretary

EXHIBIT INDEX

4.1           Amendment No. 1, dated as of January 10, 2006, to Rights Agreement, dated as of December 23, 1996, between Regis Corporation and Wells Fargo Bank, N.A., as successor to Norwest Bank Minnesota, N.A.